Exhibit 99.1

Top Richmond banker, Gary Armstrong, joins Bank of Lancaster

Armstrong hiring in preparation for bank's April merger with Virginia Commonwealth Bank

KILMARNOCK, Va., Jan. 31, 2017 /PRNewswire/ -- Randal R. Greene, President and Chief Executive Officer of Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Bank of Lancaster and Bay Trust Company, announces that Gary Armstrong, a 31-year commercial banking veteran, has joined Bank of Lancaster as Executive Vice President, Richmond Market Executive. Today's announcement comes two months ahead of Bank of Lancaster's merger with Petersburg-based Virginia Commonwealth Bank. The combined bank will have assets in excess of $800 million and will be headquartered in Richmond.

Armstrong most recently served as Park Sterling Bank's Richmond Market President, a position that immediately followed the acquisition of First Capital Bank in January 2016. Prior to that role he was Executive Vice President and Chief Lending Officer for Henrico-based First Capital Bank. Prior to First Capital Bank, Armstrong spent 11 years with and was a founding management member of Richmond-based First Market Bank, where he managed the Commercial Banking Group. Current community involvement includes serving on the Chamber RVA Board, the Greater Richmond Transit Company Board, the Chesterfield Business Council Cabinet and the Chesterfield Education Foundation Board.

"Gary's proven talent as a career commercial banker gives us a true competitive advantage as we look toward our merger with Virginia Commonwealth Bank in April," says Randal R. Greene, Bank of Lancaster's President and Chief Executive Officer. "Our focus is on being the best financial resource for local business in Richmond and Central Virginia."

"This is a very exciting opportunity for me, the newly merged bank, and our community," says Armstrong. The vision is to bring a true community bank feel and customer experience to Central Virginia similar to what we were able to provide at First Capital and First Market Bank over the past 18 years."

C. Frank Scott, President and Chief Executive Officer of Virginia Commonwealth Bank, shares Armstrong and Greene's vision for supporting small business. "Small business is the backbone for job growth and the economies of Richmond and Petersburg. Gary's relationship with business owners across Central Virginia will be a tremendous resource as two 80-year-old community banks come together this year."

Bank of Lancaster and Virginia Commonwealth Bank announced in November of last year an agreement on a merger of equals that will locate the headquarters of the combined company to the Richmond area in the second quarter of 2017. Kilmarnock-based Bay Banks of Virginia Inc. is the holding company for Bank of Lancaster, and Petersburg-based Virginia BanCorp Inc. is the holding company for Virginia Commonwealth Bank. After the merger, the combined bank will have a total of 19 branches throughout Richmond, the Tri-Cities, and stretching from the Northern Neck, Middlesex County, to Suffolk.

About Bay Banks of Virginia

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.